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                                                                     EXHIBIT 4.9

May 1, 1996

Mark O'Brien
485 Camp Fuller Road
Wakefield, RI  02879

                              Employment Agreement
                              --------------------

Dear Mr. O'Brien:

The purpose of this letter is to summarize the terms of our agreement for your employment as Vice President of Linkon Corporation. Following are the terms of employment:

1.) Responsibility
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You will be responsible for the profitability of Linkon's international business as well as the management of certain other named multi- national accounts. You will create, implement and manage an annual plan for Linkon's activities internationally and in the named accounts. Attachment 1 to this letter provides a more detailed definition of duties.

2.) Compensation
----------------

        A monthly base salary of $7,000 which will be reviewed annually.
        A sales commission of 2% on all designated accounts paid quarterly.
        A performance bonus of $15,000 paid annually based upon achievement of goals as defined in Attachment 2 of this letter.
        Participation in our "Executive Incentive Compensation Plan" upon its implementation.

3.) Options
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        You will receive sixty two thousand five hundred (62,500) fully vested options to purchase Linkon common stock at the closing price of Linkon common stock on the date of the signing of this agreement.
        You will receive, 25,000 fully vested options provided Linkon
          Corporation shows a net profit for two consecutive quarters.

4.) Benefits
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        You will receive $500 per month as reimbursement of your health and life insurance programs.
        Linkon eligible to participate in Linkon's 401K plan.
        You are eligible for three weeks vacation time.
        You will receive an auto allowance of $500 per month.
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Term
----

The term of this agreement shall commence on the day of the signing of this agreement and shall continue for two years or until otherwise terminated as per the terms of this agreement.

5.) Termination
---------------

        In the event you are terminated for cause, you will receive no compensation. "Cause" is defined as: (i) Violation of any rule or regulation of any regulatory organization or Governmental agency which is injurious to Linkon. (ii) Your conviction of a felony. (iii) Your conviction of any crime involving moral turpitude. (iv) A finding that you sexually harassed or discriminated against any company employee.
          (v) A material breach of the terms of this agreement.
        Should Linkon terminate you, you will receive a severance payment equal to six months salary plus any commissions or bonus earned.
        In the event, Linkon undergoes a sales, merger or acquisition to a third
          Party resulting in your termination, you will receive a severance payment equal to one year base salary plus any commissions or bonus earned.

6.) Indemnification
-------------------

Linkon will indemnify you for any and all claims, suits, proceedings, damages, losses or liabilities incurred by you and arising out of any acts or decisions done or made by Linkon from the signing of this agreement. Linkon agrees to pay your reasonable expenses, including reasonable attorney's fees, actually incurred by you in connection with the defense of any such action, suit or proceedings and in connection with any appeal thereon including the cost of court settlements if such settlement is agreed to by Linkon. Nothing contained herein shall entitle you to indemnification by Linkon in excess of that permitted by applicable law.

7.) Non-Competition
-------------------

You agree that in consideration for Linkon's agreement contained in this offer, you will not, directly or indirectly, be employed by, manage, operate, control or acquire an interest in, or otherwise engage or participate in any business which is in competition with the business of Linkon.

Please sign this letter as an indication of your acceptance of these terms of employment.

Sincerely,

/s/ Lee W. Hill

Lee W. Hill
President and CEO

cc: Charles Castelli, Chairman and Chief Technology Officer

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enclosure (2)            I accept the terms of this employment agreement,

                           /s/ Mark O'Brien                    5/1/96
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                           Mark O'Brien                        Date

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